Exhibit 10.2

MUSTANG CAPITAL ADVISORS, LP

A Texas Limited Partnership

Amended and Restated

Limited Partnership Agreement

July 9, 2008

NOTICE

NEITHER MUSTANG CAPITAL ADVISORS, LP NOR THE LIMITED PARTNERSHIP INTERESTS THEREIN HAVE BEEN OR WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE SECURITIES LAWS OF ANY OF THE STATES OF THE UNITED STATES. THE OFFERING OF SUCH LIMITED PARTNERSHIP INTERESTS IS BEING MADE IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, FOR OFFERS AND SALES OF SECURITIES WHICH DO NOT INVOLVE ANY PUBLIC OFFERING, AND ANALOGOUS EXEMPTIONS UNDER STATE SECURITIES LAWS.

THE DELIVERY OF THIS LIMITED PARTNERSHIP AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE OF INTERESTS IN MUSTANG CAPITAL ADVISORS, LP IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS AND CONDITIONS SET FORTH IN THIS LIMITED PARTNERSHIP AGREEMENT.

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AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

MUSTANG CAPITAL ADVISORS, LP

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of Mustang Capital Advisors, LP, a Texas limited partnership (the “Partnership”), is made as of July 9, 2008 (the “Effective Date”), by and among Mustang Capital Management, LLC, a Texas limited liability company (“MCM”), as the general partner of the Partnership, John K. H. Linnartz (“Linnartz”) and Western Mustang Holdings LLC, a Delaware limited liability company (“Holdings”).

R E C I T A L S

WHEREAS, the Partnership was formed on November 7, 2002 pursuant to the Texas Revised Limited Partnership Act (the “Act”) and MCM and Linnartz (the “Original Partners”) entered into a Limited Partnership Agreement dated November 7, 2002 (the “Original Agreement”);

WHEREAS, Linnartz is currently the sole member of MCM and the sole Limited Partner (as defined below) of the Partnership, holding a 99% Partnership Percentage (as defined below), while MCM is the General Partner (as defined below) of the Partnership holding a 1% Partnership Percentage;

WHEREAS, because Linnartz is the sole member of MCM and the sole Limited Partner of the Partnership, while a partnership for state law purposes, the Partnership is a disregarded entity for federal income tax purposes, and accordingly certain provisions of the Original Agreement, including Articles IV, V and VI thereof, have therefore not applied to the Partnership;

WHEREAS, on the Effective Date, Linnartz, Holdings and Western Sizzlin Corporation, a Delaware corporation (“Western”), are entering into a Purchase Agreement (the “Purchase Agreement”), pursuant to which Linnartz will sell to Holdings a 50.5% Partnership Percentage and a 51% membership interest in MCM;

WHEREAS, such sale and assignment shall be in accordance with “Situation 1” of Rev. Rul. 99-5;

WHEREAS, upon such sale and assignment, Holdings will become, for federal income tax purposes, the only other partner of the Partnership, and the Partnership will thus thereafter be considered a partnership for federal income tax purposes;

WHEREAS, on the Effective Date, Linnartz and Holdings are entering into Amended and Restated Limited Liability Company Regulations of MCM to admit Holdings as a member of MCM and to set forth the rights and obligations of the members of MCM;

WHEREAS, the Original Partners now wish to amend and restate the Original Agreement to admit Holdings as a Limited Partner (as defined below) and to set forth the rights and obligations of the Partners (as defined below) to be effective as of the Effective Date; and

WHEREAS, the Partners do hereby adopt this Agreement as the limited partnership agreement of the Partnership to replace the Original Agreement.

NOW, THEREFORE, in consideration of the covenants and the promises made herein, the parties hereto hereby agree as follows.

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Article I
Definitions

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For purposes of this Agreement:

“Adjusted Capital Account Balance” shall mean with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)           credit to such Capital Account any amounts which such Partner is obligated to restore, because of a promissory note to the Partnership or otherwise pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)           debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Applicable Amount” means a dollar amount equal to (i) the aggregate amount of assets under management by the Partnership at the date of the Put Event causing the determination (such value being determined in accordance with past practices of the Partnership at the Effective Date and consistently applied), multiplied by (ii) $2,038,703.00 as a percentage of the aggregate amount of assets under management by the Partnership at the Effective Date, with such result multiplied by Linnartz’s Partnership Percentage at the date of the Put Event.

“Available Cash” means, at any given date, cash on hand of the Partnership after provision for payment of all outstanding and unpaid current obligations of the Partnership as of such time and the creation of any reserves reasonably deemed necessary by the General Partner; other than cash in an amount equal to the cash that Linnartz is entitled to have distributed to him pursuant to Section 4.7.

“Capital Account” means the capital account established for each Partner pursuant to Section 5.1 of this Agreement.

“Capital Contribution” means with respect to any Partner, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner, net of liabilities encumbering such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributed Securities” means the indirect interest of the Partnership in those securities owned by the Funds as of the Effective Date that are listed on Schedule B, in the quantities set forth on such Schedule B under the column heading “J.L. Allocated Shares”.  For purposes of this Agreement, the Contributed Securities shall be treated as if the Partnership directly owned the Contributed Securities in the quantities set forth on Schedule B, and such amounts shall be adjusted for stock splits, reverse stock splits, stock dividends and other events causing a change in such amounts.

“Depreciation” means each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, except as required by Section 1.704-3(d) of the Regulations, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Disability” means the failure of Linnartz, by reason of accident, illness, incapacity or other disability, to perform his duties or fulfill his obligations as the sole manager of the General Partner, with or without reasonable accommodation, for a cumulative total of 60 days, whether or not consecutive, within any 12-month period.

“Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

“Funds” means Mustang Capital Partners I, LP and Mustang Capital Partners II, LP.

“General Partner” means the Partner or Partners who are designated in Part I of Schedule A as the General Partner.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner; and

(b)           the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, at each of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner for more than a de minimis contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (iii) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by any new or existing Partner; (iv) as permitted under Section 1.704-1(b)(2)(iv)(f)(5)(iv) if the Partnership meets the requirements of such provision; and (v) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that the adjustments pursuant to clauses (i), (ii), (iii) and (iv) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and

(c)           the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution as reasonably determined by the General Partner and, in the case of the distribution of a Partnership asset to the General Partner, as approved by all of the Partners; and

(d)           the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Sections 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the General Partner reasonably determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)           if the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Hypothetical Liquidation Amount” means the amount expressed in dollars that Linnartz would receive if, on the date of the particular Put Event, the Partnership sold all of its tangible assets at their fair market values for cash, paid its liabilities and distributed the remaining amount pursuant to Section 9.2(c) after having allocated all taxable income, gain, loss and deduction for such Fiscal Year, including that attributable to such hypothetical sale pursuant to Section 4.1(a), and having made all Capital Account adjustments for such Fiscal Year.  For purposes of calculating such Hypothetical Liquidation Amount:

(a)
all securities and other assets owned indirectly by the Partnership shall be considered owned directly by the Partnership in proportion to the Partnership’s interest in the entity holding such assets, calculated at the date of the particular Put Event, consistently with the method used for calculating similar amounts in connection with the Contributed Securities; and

(b)
the fair market value of securities owned directly or indirectly by the Partnership shall be determined at the date of the particular Put Event, in accordance with the applicable valuation methodologies described in Section 3.7(a) of the Purchase Agreement.

“Imputed Tax Rate” means, for any Fiscal Year, 40%.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Partnership or the General Partner in any matter material to either such party (other than with respect to matters concerning the General Partner under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Partnership or the General Partner in an action to determine the General Partner’s rights under Section 3.6 of this Agreement.  The Partnership shall pay the reasonable fees of the Independent Counsel referred to above.

“Interim Period” means a period commencing on the day on which a new Partner is admitted to the Partnership, the day on which a Partner makes an additional Capital Contribution to the Partnership or the day on which the interest of a Partner is terminated or reduced.  An Interim Period shall end at the close of business on the day preceding the day on which a new Interim Period begins.

“Limited Partners” means those Partners who are designated in Part II of Schedule A as Limited Partners.

“Liquidating Share” means the amount payable to a Partner upon death, insanity or withdrawal from the Partnership as described in Section 8.3.

“Majority-in-Interest of the Limited Partners” means those Limited Partners whose Partnership Percentages in the aggregate are greater than fifty percent (50%) of the Partnership Percentages owned by all of the Partners.

“Partners” means the General Partner and the Limited Partners.

“Partnership Percentage” means for each Member, the percentage interest set forth opposite the name of such Partner on Schedule A.  Each Partner’s Partnership Percentage shall be adjusted on the date on which a new Partner is admitted to the Partnership, the date on which a Partner makes an additional Capital Contribution to the Partnership, and the date on which the interest of a Partner is terminated or reduced, in each case by the General Partner with the consent of at least a Majority-in-Interest of the Limited Partners; provided, however, that in no event will the aggregate Partnership Percentage of the General Partner be less than 1%.  The sum of the Partnership Percentages shall equal 100 percent (100%).  All Partnership Percentages shall be rounded to at least three decimal places, as determined by the General Partner.

“Person” means any individual, partnership, limited liability company, corporation, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity.

“Pre-Contribution Gain” means with respect to each of the Contributed Securities, the amount by which the fair market value of such security at the Effective Date exceeds its adjusted basis.

“Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened or completed proceeding, or any appeal of such completed action, suit, etc., bought by or in the right of the Partnership or otherwise, and whether civil, criminal, administrative or investigative, whether or not it is acting or serving as the General Partner at the time any liability or Expense is incurred for which indemnification is provided under Section 3.6 of this Agreement.

“Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(iii)           In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)           Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the terms of this Agreement;

(vi)           Notwithstanding any other provision hereof, any items which are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses; and

(vii)           To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734 of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset.

“Property” means (other than cash) any property, real or personal, tangible or intangible including, and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

“Schedule A” means Schedule A to this Agreement, as from time to time amended, setting forth the name, address, Capital Contributions and Partnership Percentage of each Partner, which Schedule A is incorporated herein by reference.

“Schedule B” means Schedule B to this Agreement, which Schedule B is incorporated herein by reference.

“Tax Distribution” means the product of (i) the net positive sum, if any, of the items required to be shown on lines 1-11 of Schedule K-1 (Form 1065) for each Partner for such Fiscal Year, and (ii) the Imputed Tax Rate.

“Tax Regulations” means any final, temporary or proposed regulations promulgated by the Treasury Department pursuant to the Code.

“Taxable Year” or “Fiscal Year” shall mean the calendar year, or a period beginning on the date the Partnership is treated as coming into existence for federal income tax purposes and ending on the first December 31 following such date, or a period ending on a date the Partnership terminates for federal income tax purposes and commencing on the immediately preceding January 1.

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Article II
General Provisions

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2.1	Formation

(a)           The Partnership was formed on November 7, 2002, by the filing of a Certificate of Limited Partnership with the Secretary of State of Texas and by the execution of the Original Agreement.

(b)           The General Partner shall execute, acknowledge and file with the Secretary of State of the State of Texas all certificates, any amendments thereto as may be required by the Act and any other instruments, documents and certificates which, in the opinion of the Partnership’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Texas or any other jurisdiction in which the Partnership determines to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership.  The General Partner shall cause any required amendment to the Certificate to be filed promptly following the event requiring said amendment.  All amendments may be signed by any one or more of the General Partners (as required by the Act) and may be signed either personally or by an attorney-in-fact.

(c)           The Partners acknowledge that, beginning on the Effective Date, they intend that the Partnership be taxed as a partnership for federal income tax purposes.  No election may be made to treat the Partnership as other than a partnership for federal income tax purposes.

2.2	Partnership Name.

The Partnership shall do business under the name of Mustang Capital Advisors, LP.

2.3	Fiscal Year.

The fiscal year of the Partnership (herein called the “Fiscal Year”) shall be the calendar year.

2.4	Registered Office/Agent.

The street address of the registered office of the Partnership is 1506 McDuffie Street, Houston, Texas 77019, and the name of its registered agent at such address is John K. H. Linnartz.

2.5	Partners.

The names of all of the Partners and the amounts of their respective Capital Contributions are set forth in Schedule A.

2.6	Purpose of Partnership.

The Partnership is organized for purposes of (i) acquiring and holding for investment the general partnership interest in and serving in the capacity of general partner of each of the Funds and (ii) engaging in such activities incidental or ancillary thereto as the General Partner deems necessary or advisable.

2.7	Assignability of Interest.

Without the consent of the General Partner and a Majority-in-Interest of the Limited Partners, a Partner may not assign its interest in whole or in part to any Person except (a) to an Affiliate of such Partner or (b) by last will and testament or operation of law.  The General Partner may condition any such consent on the execution of such documents and the payment of such expenses as the General Partner reasonably deems necessary.

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Article III
Management Of Partnership

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3.1	Management Generally.

Subject to Section 3.3 hereof, the management of the Partnership shall be vested exclusively in the General Partner.  Except as set forth in Section 3.3 hereof, the Limited Partners shall not have any part in the management of the Partnership and shall not have any authority or right to act on behalf of the Partnership in connection with any matter except as may be provided for in Section 9.1 hereof.

3.2	Authority of General Partner.

Subject to Section 3.3 hereof, the General Partner shall have the power by itself, on behalf and in the name of the Partnership, to carry out the purposes of the Partnership set forth in Section 2.6 and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto.

3.3	Restrictions on Authority of General Partner.

Notwithstanding any other provision of this Agreement to the contrary, the General Partner shall not have the authority to, and covenants and agrees that it shall not, undertake any action enumerated below (each a “Major Decision”), or expend any related sum, or incur a related obligation by or on behalf of the Partnership without the prior written consent of a Majority-in-Interest of the Limited Partners:

(a)           Any change in the principal business of the Partnership and any action that would make it impossible to carry on the ordinary business of the Partnership or any action that is not consistent with the purposes of the Partnership as set forth in Section 2.6 or that would be in contravention of this Agreement;

(b)           The acquisition, sale or exchange by the Partnership (whether by purchase, sale or exchange of stock or assets or by merger), directly or indirectly, in one or a series of related transactions of any business or material amount of assets outside of the ordinary course of business, or the merger or consolidation of the Partnership with any other entity;

(c)           The making by the Partnership of a loan or advance to any Person in an amount in excess of $50,000, the incurrence by the Partnership of indebtedness in an amount in excess of $50,000 (with the exception of margin debt in connection with the purchase of securities held in either Fund), or the guarantee or assumption by the Partnership of, or the incurrence of any obligation by the Partnership in respect of, the indebtedness of any Person;

(d)           The admission of additional Limited Partners to the Partnership, the determination of the Capital Contributions and Partnership Percentages of such additional Limited Partners and the priority and amount of distributions payable to such additional Limited Partners;

(e)           The request for, or acceptance of, additional Capital Contributions from the Partners; and

(f)           The liquidation, dissolution or winding up of the Partnership, or the commencement by the Partnership of any proceeding under any United States federal or state bankruptcy or insolvency law.

3.4	Reliance by Third Parties.

Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner to the effect that it is the General Partner and upon the power and authority of the General Partner as herein set forth.

3.5	Activity of General Partner.

The General Partner hereby agrees to use its best efforts in connection with the purposes of the Partnership and shall diligently and faithfully devote to such purposes its time and activity; provided, however, that subject to Article 11 hereof, nothing contained in this Section 3.5 shall preclude the General Partner or any of its employees or agents from acting as a director, officer or employee of any corporation, a trustee of any trust, or an executor or administrative official of any other business entity; or from participating in profits derived from the investments of any such corporation, trust, estate, partnership or other business entity or person; or from engaging in any other business or having other business interests, as long as such actions do not unduly interfere with the General Partner’s management of the Partnership.  The General Partner and its Affiliates may provide services to the Partnership, provided, that any services provided by any Affiliate of the General Partner are services that the General Partner reasonably believes, at the time of requesting such services, to be in the best interest of the Partnership, and provided further, that the compensation to be paid for any such services and the other material terms of any such transaction must be reasonable as compared to the compensation that would be paid to and the terms that would be agreed to with an unrelated third party for similar services under similar circumstances and must be approved by a Majority-in-Interest of the Limited Partners.

3.6	Exculpation and Indemnification of the General Partner.

(a)           The General Partner and its employees, agents, authorized representatives and Affiliates shall not be liable or accountable, in damages or otherwise, to the Partnership or to any other Partner for any thing the General Partner may do or refrain from doing on behalf of the Partnership, except in the case of the General Partner’s willful breach of a material provision of this Agreement or gross negligence in connection with the business and affairs of the Partnership.

(b)           Subject to Section 3.6(c) below, the Partnership shall indemnify the General Partner, if the General Partner was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Proceeding by reason of (or arising in part out of) any event or occurrence related to the fact that the General Partner is or was a director, officer, employee, controlling person, fiduciary or other agent or affiliate of the Partnership, or is or was (or is alleged to be or to have been) serving at the request of the Partnership as a director, officer, employee, controlling person, fiduciary or other agent or affiliate of another corporation, partnership, limited liability Partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the General Partner while serving in such capacity, including, without limitation, under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other United States federal or state law or regulation, at common law or otherwise, against (i) any and all Expenses (as defined below), and (ii) all judgments, penalties, fines and amounts paid in settlement, in each case actually and reasonably incurred by the General Partner, or on its behalf, in connection with any such Proceeding or any claim, issue or matter therein.

(c)           It shall be a condition of the required indemnification of the General Partner pursuant to subsection 3.6(b) above that:

(i)
the General Partner (x) acted in good faith and (y) reasonably believed that his conduct was (A) in the case of the General Partner in its official capacity, in the Partnership’s best interests or (B) in all other cases, at least not opposed to the Partnership’s best interests; and

(ii)	a determination that the foregoing standard of conduct necessary for indemnification has been met shall have been made by Independent Counsel.

(d)           In addition, the Partnership will advance, before the final disposition of any Proceeding, all Expenses incurred by the General Partner in connection with any Proceeding, within 30 days after the Partnership’s receipt of a statement or statements from the General Partner requesting such advance or advances from time to time.  Such statement or statements shall reasonably evidence the Expenses and include or be preceded by an undertaking by or on behalf of the General Partner to repay any Expenses advanced if it is ultimately determined that the General Partner is not entitled to be indemnified against such Expenses.  Any advances and undertakings to so repay shall be unsecured and interest-free.

(e)           To obtain indemnification under this Section 3.6, the General Partner shall submit to the Partnership a written request, including therein or therewith such documentation and information as is reasonably available to the General Partner and is reasonably necessary to determine whether and to what extent the General Partner is entitled to indemnification.  Independent Counsel selected by the General Partner shall make a determination that the standard of conduct set forth in Section 3.6(c)(i) has been met no later than 90 days after such written request has been received by the Partnership.

(f)           The rights granted pursuant to this Section 3.6 shall be deemed contract rights and shall inure to the benefit of any Person entitled to indemnification and advancement of Expenses under this Section 3.6 regardless of whether such Person has executed or adopted this Agreement.  No amendment, modification or repeal of this Section 3.6 shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal.

(g)           Notwithstanding any other provision of this Section 3.6, to the extent that the General Partner has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, or in the defense of any Proceeding or any claim, issue or matter therein, the General Partner shall be indemnified against all Expenses incurred by the General Partner in connection therewith.

(h)           The indemnification provided under this Section 3.6 shall continue as to the General Partner for any action it took or did not take while serving in an indemnified capacity even though the General Partner may have ceased to serve in such capacity.

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Article IV
Allocations; Distributions

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4.1           Allocations of Taxable Items of Income or Loss.

(a)           Except as otherwise provided in Sections 4.1(b) and  4.2, Profits and Losses for each Fiscal Year or Interim Period shall be allocated to the Partners in proportion to their Partnership Percentages.  Notwithstanding the foregoing, in the Fiscal Year in which the Partnership terminates pursuant to Article IX and any Fiscal Years thereafter, Profits and Losses shall be allocated to the Partners in whatever manner (including allocations of items of income, gain, loss or deduction) so that after such allocations and all other Capital Account adjustments for such Fiscal Year the respective Capital Account balances of the Partners shall be in such ratios so to as nearly as possible cause the distributions pursuant to Section 9.2(c) to be made first to Linnartz in the amount contemplated in Section 4.7 (to the extent not previously distributed) and then in accordance with the Partnership Percentages of the Partners.

(b)           Notwithstanding anything contained herein, in the event that Code § 704(c) and regulations thereunder do not provide for the allocation to Linnartz of income or loss attributable to the Contributed Securities, upon the sale or other taxable disposition of any of the Contributed Securities, Linnartz will be allocated items of income, gain, loss or deduction (as the case may be) that are attributable to the taxable income or loss realized by the Partnership with respect to such sold or disposed of Contributed Securities, but in no event shall the amount of income or gain allocated to Linnartz pursuant to this Section 4.1(b) with respect to any Contributed Securities exceed the amount of Pre-Contribution Gain attributable to the particular sold or disposed of Contributed Securities.

4.2	Special Allocations.

The allocations set forth in this Section 4.2 are intended to comply with certain requirements under section 704 of the Code.  Therefore, notwithstanding any other provision of this Article 4, the General Partner shall make the allocations set forth below in the following order:

(a)           Minimum Gain Chargeback.  To the extent required by Section 1.704-2(f) of the Regulations, if there is a net decrease in “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Regulations) in a Fiscal Year, then each Partner will be allocated items of income and gain for that Fiscal Year, before any other allocation of Profits or Losses, equal to that Partner’s share of the net decrease in partnership minimum gain.  This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(f) of the Regulations relating to partnership non-recourse liabilities (as defined in Section 1.704-2(b)(3) of the Regulations) and shall be interpreted consistently therewith.

(b)           Partner Minimum Gain Chargeback.  If a Partner suffers a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(4) of the Regulations) in any Fiscal Year, then that Partner will be allocated items of income and gain to the extent required by Section 1.704-2(i)(4) of the Regulations.  This Section 4.2(b) is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(i)(4) of the Regulations relating to partner non-recourse debt (as defined in Section 1.704-2(b)(4) of the Regulations) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the negative Adjusted Capital Account Balance of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Partner would have a negative Adjusted Capital Account Balance after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.2(c) were not in the Agreement.  This Section 4.2(c) is intended to constitute a “qualified income offset” as defined in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)           Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Taxable Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.2(d) and Section 4.2(c) were not in the Agreement.

(e)           Nonrecourse Deductions.  If there are any “nonrecourse deductions” (within the meaning of Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations) in a Fiscal Year, then such deductions shall be allocated to the Partners pro rata in accordance with their respective Percentage Interests.

(f)           Partner Nonrecourse Deductions.  If there are any “partner nonrecourse deductions” (within the meaning of Section 1.704-2(i)(1) of the Regulations) in a Fiscal Year, then such deductions will be allocated to the Partner who bears the economic risk of loss for the “partner nonrecourse liability” (within the meaning of Section 1.704-2(b)(4) of the Regulations) to which the deductions are attributable.

(g)           Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such property) and such gain or loss will be specially allocated among the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(h)           Stop Loss.  No amount of Losses, or items thereof, shall be allocated to any Partner to the extent that any such allocation would cause such Partner to have or increase the amount of an existing deficit in such Partner’s Adjusted Capital Account balance at the end of any Fiscal Year.  All Losses in excess of the limitation set forth in this Section 4.2(h) shall be allocated among such other Partners, who have positive Adjusted Capital Account balances, in proportion to their Percentage Interests until each Partner’s Adjusted Capital Account balance is reduced to zero.  Thereafter, any remaining Losses shall be allocated to the Partners in proportion to their relative interests in the Partnership as required by Section 704(b) of the Code.

4.3           Curative Allocations.

The allocations set forth in Sections 4.2(a) through 4.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(b).  It is the intent of the Partners that, to the extent possible, the Regulatory Allocations be offset by other Regulatory Allocations or by special allocations of other Partnership items of income, gain, loss and deduction pursuant to this Section 4.3 (for the current and subsequent Fiscal Years if necessary) so that after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 4.1.  The General Partner shall make offsetting allocations pursuant to this Section 4.3 in the manner that minimizes the economic distortions that might otherwise result from the Regulatory Allocations.

4.4           Section 704(c) Allocation.

(a)           The Partnership shall, except to the extent such item is subject to allocation pursuant to Section 4.4(b) below, allocate each item of income, gain, loss, deduction and credit, as determined for U.S. federal income tax purposes, in the same manner as such item was allocated for purposes of maintaining the Partners’ Capital Accounts.

(b)           Notwithstanding any other provision of this Agreement to the contrary, any gain or loss and any depreciation and cost recovery deductions recognized by the Partnership for income tax purposes in any Fiscal Year with respect to all or any part of the Partnership’s property that is required or permitted to be allocated among the Partners in accordance with Section 704(c) of the Code and any Regulations promulgated thereunder so as to take into account the variation, if any, between the adjusted tax basis of such property and the initial Gross Asset Value of such property at the time of its contribution, or following the adjustment to the Gross Asset Value of Partnership property pursuant to this Agreement, shall be allocated to the Partners for income tax purposes using any reasonable method selected by the General Partner that is permitted under Section 704(c).

4.5           Other Allocation Rules.

(a)           For purposes of determining the Profit, Loss, or any other items allocable to any period, Profit, Loss, and any such other items shall be determined on a daily, monthly, or other basis, as selected by the Partners using any permissible method under Code Section 706 and the Regulations.

(b)           If an amount paid or deemed paid by the Partnership to a Partner (or any other Person) as interest, a guaranteed payment, or a payment for property or services, is treated for federal income tax purposes as a distribution to such Partner in its capacity as a partner for tax purposes and is neither a guaranteed payment under Section 707(c) of the Code nor a payment under Section 707(a) of the Code to a partner not acting in its capacity as a partner, such Partner shall be allocated as soon as possible an amount of Partnership’s gross income or gain equal to the amount of such payment.

4.6	Distributions.

Except as otherwise provided in this Agreement, from time to time, in the sole discretion of the General Partner, Available Cash shall be distributed to the Partners in accordance with their Partnership Percentages.

4.7	Preferential Distributions.

In the event that any Contributed Securities are sold or otherwise disposed of (treating the indirect interest of the Partnership therein as if it were a direct interest) Linnartz shall be entitled to be distributed cash in an amount equal to the lesser of (i) the fair market value of the particular Contributed Securities at the Effective Date; or (ii) the gross proceeds from such sale or other disposition of the particular Contributed Securities.

4.8	Tax Distributions.

Notwithstanding Section 4.6, prior to any winding up of the Partnership and within a reasonable time after the end of each Fiscal Year, the General Partner shall, to the extent permitted by the Act, and to the extent the Partnership  has legally available funds therefor, cause the Partnership to make cash distributions to each of the Partners in an amount equal to the Tax Distribution.  Notwithstanding anything contained herein, any Tax Distribution made to a Partner shall be considered an advance of distributions to be made to such Partner under Sections 4.6, 4.7 and 9.2(c) and shall reduce on a dollar-for-dollar basis, subsequent distributions pursuant to such sections until such Tax Distribution has been offset against such subsequent distributions.

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Article V
Capital Accounts Of Partners

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5.1	Capital Contributions.

Each Limited Partner has paid or conveyed by way of contribution to the Partnership Property, equal to the amount set forth opposite such Limited Partner’s name as “Capital Contribution” in Part II of Schedule A, which the Partners agree reflects the fair market value of the assets that the Partners are considered to have contributed to the Partnership pursuant to Situation 1 of Rev. Rul. 99-5.  The Partners recognize and agree that (A) MCM shall be considered to have contributed to the Partnership an interest in intangible assets having a fair market value of $20,593.00; (B) Holdings shall be considered to have contributed to the Partnership an interest in intangible assets having a fair market value of $1,039,739.00; and (C) Linnartz shall be considered to have contributed to the Partnership (i) an interest in intangible assets having a fair market value of $998,964.00, and (ii) all of the Contributed Securities and that the fair market value of the Contributed Securities at the Effective Date shall be determined using the same methodologies used to calculate the fair market values of the Contributed Securities on June 30, 2008 as shown on Schedule B.  Based upon such initial Capital Contributions, each Partner’s initial Capital Account is set forth on Schedule A.  Additional Capital Contributions may be made by Partners only in accordance with the provisions of Section 5.2.  The General Partner may contribute amounts greater than 1%, but in no event will the General Partner’s Partnership Percentage be less than 1%.

5.2	Capital Accounts; Additional Capital Contributions.

There shall be established for each Partner on the books of the Partnership a Capital Account.  The initial Capital Account balance for each Partner shall be an amount equal to his or its Capital Contribution, subject to Section 5.1 hereof.

Subject to Sections 3.3 and 7.1 hereof, additional Capital Contributions may be made by any Partner.  Any Partner (other than the General Partner) who makes a Capital Contribution after the formation of the Partnership shall receive an interest as a Limited Partner in exchange therefor.  The Partnership may require not less than 30 days’ notice thereof specifying the amount and nature of any additional Capital Contributions.

5.3	Maintenance of Capital Accounts.

Each Partner’s Capital Account shall be maintained throughout the term of the Partnership in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Tax Regulations as in effect from time to time and, to the extent not inconsistent with the Tax Regulations, the Capital Account maintenance provisions contained in the definition of “Gross Asset Value” and the following provisions:

(a)           To each Partner’s Capital Account there shall be credited (i) the amount of money contributed by such Partner to the Partnership (including liabilities of the Partnership assumed by such Partner as provided in Section 1.7041-(b)(2)(iv)(c) of the Tax Regulations); (ii) the fair market value of any property (as determined by the General Partner in its sole discretion) contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code); and (iii) such Partner’s share of the Partnership’s taxable income and gain for each Fiscal Year or Interim Period and items of income or gain that are specially allocated.

(b)           To each Partner’s Capital Account there shall be debited (i) the amount of money distributed to such Partner by the Partnership (including liabilities of such Partner assumed by the Partnership as provided in Section 1.7041-(b)(2)(iv)(c) of the Tax Regulations) other than amounts that are in repayment of debt obligations of the Partnership to such Partner; (ii) the fair market value of property (as determined by the General Partner in his sole discretion) distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code); and (iii) such Partner’s share of the Partnership’s taxable loss or deduction for each Fiscal Year or Interim Period and items of loss or deduction that are specially allocated.

5.4	Determination by General Partner of Certain Matters.

All matters concerning the allocation of profits, gains and losses among the Partners including their taxable status, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner on a fair and equitable basis in accordance with applicable law (subject, where appropriate, to generally accepted accounting principles, as recommended by the accountants for the Partnership) whose determination shall be final and conclusive as to all of the Partners.

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Article VI
Withdrawal Of Capital

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6.1	Withdrawals in General.

No Partner shall be entitled to withdraw any amount from his or its Capital Account other than upon his or its withdrawal from the Partnership, death or insanity, without the consent of the General Partner and a Majority-in-Interest of the Limited Partners.

6.2	Limitations on Withdrawal.

The right of any Partner to withdraw any amount from his or its Capital Account pursuant to the provisions of this Article 6 is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act and for reserves for contingencies.

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Article VII
Admission Of New Partners

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7.1	Limited Partners.

Subject to approval of a Majority-in-Interest of the Limited Partners in accordance with Section 3.3 hereof, from time to time, the General Partner may, admit additional Limited Partners, accept additional Capital Contributions from existing Limited Partners or make additional Capital Contributions for its own account.  Each Limited Partner admitted to the Partnership shall execute an appropriate supplement to this Agreement pursuant to which he agrees to be bound by the terms and provisions hereof. The admission of an additional Limited Partner will in no event reduce the General Partner’s Partnership Percentage below 1%.

7.2	General Partner.

The General Partner may admit additional general partners to the Partnership as of the first day of any calendar quarter with the prior written approval of a Majority-in-Interest of the Limited Partners.

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Article VIII
Withdrawal, Death Or Insanity Of Partners

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8.1	Withdrawal of General Partner.

Without the approval of a Majority-in-Interest of the Limited Partners, the General Partner may, upon 30 days’ prior notice, withdraw as general partner of the Partnership and designate an Affiliate of the General Partner or any successor to the business or assets of the General Partner (the “Designee”) to be substituted as General Partner, as long as the General Partner obtains an opinion of counsel that such withdrawal and substitution shall not cause the Partnership to be classified as a person or entity other than a partnership for federal income tax purposes.  The Designee shall become and have all of the rights, powers and duties of the General Partner for all purposes of this Agreement.

8.2	Withdrawal, Death, etc., of Limited Partner.

No Limited Partner shall be entitled to withdraw from the Partnership without the consent of the General Partner and a Majority-in-Interest of the Limited Partners.  The withdrawal, death, disability, incapacity, incompetency, bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership.

Subject to Section 8.5 hereof, in the event of the death, disability, incapacity, incompetency, bankruptcy, insolvency or dissolution of a Limited Partner or the giving of notice of withdrawal by a Limited Partner, the interest of such Limited Partner shall continue at the risk of the Partnership business until the earlier of the first permitted date of withdrawal occurring after such event, or termination of the Partnership.  If the Partnership is continued after the withdrawal, such Limited Partner or his or its legal representatives shall be entitled to receive the Liquidating Share of such Limited Partner as provided in Section 8.3.

8.3	Payment of Liquidating Share.

The Liquidating Share of a withdrawing, deceased, disabled, incompetent, bankrupt, insolvent or dissolving Partner shall be an amount equal to the Capital Account of such Partner as adjusted as described in Section 5.3 and shall be subject to the limitations described in Section 8.4.

8.4	Limitations on Withdrawal of Liquidating Share.

The right of any withdrawn, deceased, disabled, incapacitated, incompetent, bankrupt, insolvent or dissolved Partner or his or its legal representatives to have distributed the Liquidating Share of such Partner pursuant to this Article 8 is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act and for reserves for contingencies which reserves shall be held in escrow.  The unused portion of any reserve shall be distributed after the General Partner shall have determined that the need therefor shall have ceased.

8.5	Holdings’ Purchase Obligations.

(a)	Death or Disability.
  In the event of Linnartz’s death or Disability, then Holdings shall, within 20 days thereafter, purchase from Linnartz’s legal representative all of Linnartz’s Partnership Percentage, at the price and on the terms set forth below.

(b)
Earnout.  At any time after Holdings has received aggregate distributions from either or both of the Partnership and the General Partner of an amount equal to $1,050,241 (the “Earnout”), then Linnartz shall have the right to require Holdings to purchase from Linnartz all of Linnartz’s Partnership Percentage, at the price and on the terms set forth below, by delivering a written notice to Holdings setting forth the price, the form of consideration and the closing date of such purchase, all in accordance with the terms set forth below (such written notice, a “Put Notice”).

(c)
Linnartz Ceases to be Sole Manager.  If at any time prior to the Earnout, Linnartz is removed or is otherwise replaced as the sole manager of the General Partner, other than due to his death, disability or resignation, then Linnartz shall have the right to require Holdings to purchase from Linnartz all of Linnartz’s Partnership Percentage, at the price and on the terms set forth below, by delivering a Put Notice to Holdings (any event described in the foregoing subsections (a), (b), or (c), a “Put Event”).

The closing of the purchase and sale of Linnartz’s Partnership Percentage: (i) under (a) above shall be not less than 30 nor more than 60 days after the date the Put Event occurs; (ii) under (b) or (c) above shall be held on such date and at such time as is specified in the Put Notice, except that the date so specified must be not less than 30 nor more than 60 days after the date Holdings receives such Put Notice.

The price Holdings shall pay for Linnartz’s Partnership Percentage in connection with a purchase pursuant to (a), (b) or (c) above shall equal the sum of (i) the Applicable Amount, and (ii) the Hypothetical Liquidation Amount, both determined at the date of the applicable Put Event.  At the closing of the purchase and sale of Linnartz’s Partnership Percentage, Holdings shall pay to Linnartz:

(x)           the Applicable Amount 28.56% in cash and 71.44% in common stock of Western or its successor-in-interest, with such shares delivered at the closing of the purchase valued at the average of the closing prices of such common stock during the 10 trading days prior to the date of the Put Event; and

(y)           the Hypothetical Liquidation Amount in cash.

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Article IX
Duration And Termination Of Partnership

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9.1	Duration.

The Partnership shall continue until it is dissolved and subsequently terminated, which dissolution shall occur upon the earliest of (i) a determination made by the General Partner and a Majority-in-Interest of the Limited Partners at any time to dissolve the Funds for any reason, (ii) the bankruptcy or insolvency of the General Partner or (iii) the termination, dissolution or withdrawal of the General Partner without a corresponding permitted substitution pursuant to Section 7.2.

In the event Partnership is terminated as a result of the bankruptcy or insolvency of the General Partner, a Majority-in-Interest of the Limited Partners may select one or more persons to wind up the affairs of the Partnership in due course and discharge the functions required to be performed under Section 9.2.

In the case of dissolution of the Partnership for any reason, whether or not specified in this Agreement, the Partnership business may be continued by the General Partner or the liquidator selected by the Limited Partners in accordance with this Section 9.1, until all of the assets of the Partnership are liquidated.

9.2	Termination.

On termination of the business of the Partnership, the General Partner shall, out of the Partnership assets, make distribution in the following manner and order:

(a)	to payment and discharge of the claims of all creditors of the Partnership who are not Partners;

(b)	to payment and discharge pro rata of the claims of all creditors of the Partnership who are Partners; and

(c)
the balance remaining, if any, to the Partners in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.  All distributions pursuant to this Section 9.2(c) shall be made in accordance with Tax Regulations Section 1.704-1(b)(2)(ii)(b)(2) including the timing requirements thereof.

9.3	Method of Distributions.

Distributions made pursuant to this Agreement shall be made in cash to the extent reasonably possible.

9.4	No Restoration of Deficit Capital Account.

Notwithstanding anything contained in this Agreement, no Partner shall have any obligation to restore a deficit in such Partner’s Capital Account following the distribution of liquidation proceeds.

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Article X
Reports To Partners

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10.1	Books of Account.

The books of account and records of the Partnership shall be kept at the discretion of the General Partner and, in the sole discretion of the General Partner, may be audited or reviewed as of the end of each Fiscal Year by the independent certified public accountants selected by the General Partner.  All determinations of Capital Accounts and Partnership Percentages made during a Fiscal Year shall be subject to adjustment upon completion of the audit or review of the Partnership’s Fiscal Year.

10.2	Interim Reports.

The General Partner will provide reports with respect to the progress of the Partnership in such form and at such times as the General Partner, in its sole discretion, shall determine.

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Article XI
Non-Competition

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11.1	Non-Competition.

Linnartz agrees that, during the period during which Linnartz continues to be a Limited Partner in the Partnership, Linnartz shall not, directly or indirectly, in his own capacity or through one or more affiliates or associates, whether as owner, consultant, shareholder, partner, member, manager, officer, director, venturer or agent, through equity ownership, investment of capital, lending of cash or Property, rendering of services, or otherwise, engage in the business of advising or managing the funds of any Person or advising, operating or managing any collective investment vehicle with respect to investment in securities of the type in which any of the Funds invests or proposes to invest or otherwise compete with the Partnership or any of the Funds for investors or investment opportunities within the Applicable Territory (as defined below), except on behalf of the Partnership or any of the Funds.  For purposes of this Agreement, the term “Applicable Territory” shall mean anywhere within or outside the United States of America.  Nothing contained in this Agreement shall be deemed to prohibit Linnartz from investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and Linnartz’s holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding.

11.2	Restrictions Reasonable.

Linnartz acknowledges that the provisions of this Article 11 are reasonable and necessary for the protection of Holdings, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible.  In the event that any provision of this Article 11, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect.

11.3	Equitable Relief.

The parties hereto acknowledge that in the event of a breach or a threatened breach by Linnartz of any of his obligations under this Article 11, Holdings shall not have an adequate remedy at law.  Accordingly, in the event of any such breach or threatened breach by Linnartz, Holdings shall be entitled to such equitable and injunctive relief as may be available to restrain Linnartz and any business, firm or other Person participating in such breach or threatened breach from the violation of the provisions of this Article 11.  Nothing herein shall be construed as prohibiting Holdings from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

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Article XII
Miscellaneous

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12.1	Expenses.

The Partnership shall reimburse the General Partner for its payment of the expenses incurred in organizing and selling interests in the Partnership.  All expenses of the Partnership, including but not limited to ordinary and extraordinary legal and accounting fees, shall be paid by the Partnership and shall not be payable by the General Partner. The General Partner’s ascertainment of any expenses incurred by it on behalf of the Partnership shall be conclusive.

12.2	General.

This Agreement (a) shall be binding on the executors, administrators, estates, heirs, and legal successors of the Partners; (b) shall be governed by, and construed in accordance with, the laws of the State of Texas; and (c) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart as of the date and year first above written; provided, however, that each separate counterpart shall have been executed by the General Partner and that the several counterparts, in the aggregate, shall have been signed by all of the Partners.

12.3	Amendments to Partnership Agreement.

The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of a Majority-in-Interest of the Limited Partners and the written consent of the General Partner insofar as is consistent with the laws governing this Agreement; provided, however, that, without the specific consent of each Partner affected thereby, no such modification or amendment shall (a) reduce the Capital Account of any Partner or his or its rights of contribution or withdrawal with respect thereto; (b) increase the General Partner’s share of allocations of items of taxable income, gain, loss or deduction; or (c)  amend this Section 12.3; and provided, further, that without the consent of the Limited Partners, the General Partner may amend the Agreement in such a manner that does not adversely affect any Limited Partner.

12.4	Notices.

Each notice relating to this Agreement shall be in writing and delivered in person, by recognized overnight delivery service, by registered or certified mail or, in the case of reports delivered to Limited Partners in the ordinary course of business, by regular mail.  All notices to the Partnership shall be addressed to its principal office and place of business.  All notices addressed to a Partner shall be addressed to such Partner at the address set forth in Schedule A.  Any Partner may designate a new address by notice to that effect given to the Partnership.  Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail to the proper address or delivered in person, by recognized overnight delivery service or by regular mail.

12.5	Counsel.

The Partners acknowledge that Olshan Grundman Frome Rosenzweig & Wolosky LLP represents only Holdings in the preparation and negotiation of this Agreement.  Linnartz acknowledges that the Partnership has been represented by separate counsel.

12.6	Use of Name.

The Partnership shall have the right to use the names of the General Partner.  If an additional General Partner is admitted to the Partnership pursuant to Section 7.2, the term “General Partner” shall include the additional General Partner unless the context otherwise requires.

12.7	Headings.

The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have hereto, set their hands as of the day and year first above written.

GENERAL PARTNER:

MUSTANG CAPITAL MANAGEMENT, LLC

By:	/s/ John K. H. Linnartz
Name:	John K. H. Linnartz
Title:	Manager

LIMITED PARTNERS:

/s/ John K. H. Linnartz
John K. H. Linnartz

WESTERN MUSTANG HOLDINGS LLC

By:	/s/ Sardar Biglari
Name:	Sardar Biglari
Title:	Chief Executive Officer

Signature Page to
Amended and Restated
Limited Partnership Agreement

Schedule A

I General Partner:

Name and Address	Initial Capital Contribution	Initial Capital Account	Initial Partnership Percentage

Mustang Capital Management, LLC 1506 McDuffie Street Houston, Texas 77019	$20,593.00	$20,593.00	1.00%
II Limited Partners:

Name and Address	Initial Capital Contribution	Initial Capital Account	Initial Partnership Percentage

John K. H. Linnartz 1506 McDuffie Street Houston, Texas 77019	$998,964.00 plus the fair market value of the Contributed Securities as of the Effective Date	$998,964.00 plus the fair market value of the Contributed Securities as of the Effective Date	48.50%

Western Mustang Holdings LLC ℅ Western Sizzlin Corporation 416 South Jefferson Street Suite 600 Roanoke, Virginia 24011	$1,039,739.00	$1,039,739.00	50.50%
Total Partnership Percentage			100.00%

A-i

Schedule B

(attached)

B-i